EXHIBIT 99.1

CORPORATE OFFICE
37 North Valley Road, Building 4, P.O. Box 1764, PAOLI, PA 19301-0801

Contact: William J. Burke (610) 889-5249

AMETEK ACHIEVES RECORD QUARTERLY RESULTS
—Sales Increase 35%, Net Income Rises 38%—

Paoli, PA, October 19, 2006 – AMETEK, Inc. (NYSE: AME) today announced third quarter results that established quarterly records for sales, operating income, net income and diluted earnings per share.

AMETEK’s third quarter 2006 sales of $464.2 million were up 35% from the $344.5 million recorded in the third quarter of 2005. Operating income for the third quarter of 2006 was $79.8 million, up 39% from the third quarter of 2005. Net income in the third quarter of 2006 increased 38% to $47.4 million, or $.67 per diluted share, from the third quarter 2005 level of $34.4 million, or $.49 per diluted share.

“AMETEK had an outstanding quarter which exceeded our expectations,” noted Frank S. Hermance, AMETEK Chairman and Chief Executive Officer. “Strong internal growth of 13%, combined with the contributions from acquired businesses drove the top-line growth. Excellent performance in our long-cycle aerospace and power businesses and continued strong results in our process and analytical instrument business drove the internal growth. Earnings were up sharply as well, with net income increasing 38% and operating income margins increasing 60 basis points,” he commented.

Operating cash flow continues to be very strong, totaling $59 million for the third quarter of 2006, up 26% from the third quarter of 2005. For the first nine months of 2006, operating cash flow of $161 million is up 46% over the same period of 2005.

For the first nine months of 2006, AMETEK sales increased 30% to $1.34 billion from $1.03 billion in the same period of 2005. Operating income totaled $229.7 million, a 35% increase from $170.1 million earned in the first nine months of last year. Net income for the first nine months of 2006 was $134.1 million, up 35% from $99.5 million in the same period of 2005. Diluted earnings per share were $1.89 for the first nine months of 2006, up 33% from $1.42 per diluted share in the first nine months of 2005.

Electronic Instruments Group (EIG)
EIG’s third quarter 2006 sales were $262.3 million, up 28% from last year’s level of $205.5 million. Third quarter group operating income was up 22% to $52.0 million, versus $42.6 million in the same period of 2005. Group operating margins were 19.8%, as compared with 20.7% in the third quarter of 2005. Last year’s third quarter operating income included a gain on the sale of a facility of approximately $4 million. Without this gain, last year’s third quarter operating income margin would have been 18.6%.

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AMETEK ACHIEVES RECORD QUARTERLY RESULTS

“EIG had an excellent quarter,” noted Mr. Hermance. “Revenue for the Group was up 28% driven by strength in our aerospace, power and process businesses as well as the contribution from the acquisitions of Solartron, Land Instruments and Pulsar. Operating income improved significantly and was driven by the top-line strength and our operational excellence initiatives.”

Electromechanical Group (EMG)
EMG’s sales of $201.9 million were up 45% from $139.0 million in the third quarter of 2005. Third quarter group operating income of $36.2 million was up 66%, versus $21.8 million reported for the same period of 2005. EMG’s operating income margin in the third quarter of 2006 was 17.9%, up sharply from the third quarter of 2005 level of 15.7%.

“EMG had a tremendous quarter. Sales were up sharply, driven by solid core growth and the contribution from the acquisitions of HCC Industries and PennEngineering Motion Technologies. Profitability was strong as a result of the increased sales volume and broad-based operating improvements,” commented Mr. Hermance.

2006 Outlook
“We expect 2006 revenue to grow by approximately 25%,” commented Mr. Hermance. “Given our strong year to date results and the expectation of continued strength in our markets, we anticipate our full year 2006 earnings to be in the range of $2.52 to $2.54 per diluted share, an increase of 30% to 31% over the 2005 level of $1.94 per diluted share and in-line with the revised guidance we issued on October 12, 2006.”

“Our fourth quarter 2006 sales are expected to be up approximately 15% from last year’s fourth quarter. We expect fourth quarter earnings will be approximately $.63 to $.65 per diluted share, an increase of 21% to 25% over last year’s fourth quarter,” concluded Mr. Hermance.

Accounting for Stock Options
The above operating results reflect the adoption of FAS 123R, effective January 1, 2006, for expensing stock options under the modified retrospective method. Results for 2005 have been adjusted on this basis.

Conference Call
AMETEK, Inc. will Web cast its Third Quarter 2006 investor conference call on Thursday, October 19, 2006, beginning at 8:30 AM ET. The live audio Web cast will be available at www.ametek.com and at www.streetevents.com. To access the Web cast from ametek.com, click on “Investors” and a link will be provided to access the Web cast. The call will also be archived at www.ametek.com/investors.

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AMETEK ACHIEVES RECORD QUARTERLY RESULTS

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with annualized sales of approximately $1.8 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital.
The common stock of AMETEK is a component of the S&P MidCap 400 Index and the Russell 1000 Index.

Forward-looking Information
Statements in this news release that are not historical are considered “forward-looking statements” and are subject to change based on various factors and uncertainties that may cause actual results to differ significantly from expectations. Those factors are contained in AMETEK’s Securities and Exchange Commission filings.

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(Financial Information Follows)

AMETEK, Inc.
CONSOLIDATED STATEMENT OF INCOME (Unaudited)
(In thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005 (a)	2006	2005 (a)

Net sales	$464,164	$344,529	$1,338,616	$1,030,676

Expenses:
Cost of sales, excluding depreciation	318,275	234,007	919,351	711,090
Selling, general and administrative	56,197	44,834	160,324	124,101
Depreciation	9,862	8,446	29,211	25,363

Total expenses	384,334	287,287	1,108,886	860,554

Operating income	79,830	57,242	229,730	170,122

Other expenses:
Interest expense	(11,162)	(7,628)	(31,551)	(22,962)
Other, net	17	(1,446)	(1,309)	(1,648)

Income before income taxes	68,685	48,168	196,870	145,512
Provision for income taxes	21,314	13,799	62,773	46,054

Net income	$47,371	$34,369	134,097	99,458

Diluted earnings per share	$0.67	$0.49	$1.89	$1.42

Basic earnings per share	$0.68	$0.50	$1.92	$1.44

Average common shares outstanding:
Diluted shares	70,888	70,518	71,081	70,245

Basic shares	69,778	69,242	69,918	69,007

Dividends per share	$0.06	$0.06	$0.18	$0.18

(a)	Results for 2005 have been adjusted to reflect the retrospective application of FAS 123R to expense stock options, which was adopted effective January 1, 2006. The retrospective application reduced 2005 net income by $1.1 million, or $0.01 per diluted share for the quarter ended September 30, 2005, and by $3.2 million, or $0.03 per diluted share for the nine months ended September 30, 2005.

AMETEK, INC.
INFORMATION BY BUSINESS SEGMENT (Unaudited)
(In thousands)

	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005 (a)	2006	2005 (a)
Net sales

Electronic Instruments	$262,250	$205,500	$742,720	$577,777
Electromechanical	201,914	139,029	595,896	452,899

Total Consolidated	$464,164	$344,529	$1,338,616	$1,030,676

Operating income

Electronic Instruments	$52,000	$42,594	$150,111	$118,541
Electromechanical	36,239	21,782	104,943	73,511

Total segments	88,239	64,376	255,054	192,052
Corporate and other	(8,409)	(7,134)	(25,324)	(21,930)

Total Consolidated	$79,830	$57,242	$229,730	$170,122

(a)	Operating income for 2005 has been adjusted to reflect the retrospective application of FAS 123R to expense stock options, which was adopted effective January 1, 2006. The retrospective application reduced 2005 operating income by $1.5 million for the quarter ended September 30, 2005, and by $4.4 million for the nine months ended September 30, 2005.

AMETEK, Inc.
CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)
(In thousands)

	September 30,	December 31,
	2006	2005
ASSETS

Current assets:
Cash, cash equivalents
and marketable securities	$58,505	$43,788
Receivables, net	317,679	269,395
Inventories	229,937	193,099
Other current assets	53,334	50,025

Total current assets	659,455	556,307

Property, plant and equipment, net	240,045	228,450
Goodwill	860,047	785,185
Other intangibles, investments and other assets	280,689	210,658

Total assets	$2,040,236	$1,780,600

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term borrowings and current
portion of long-term debt	$167,105	$156,130
Accounts payable and accruals	305,625	249,662

Total current liabilities	472,730	405,792

Long-term debt	506,295	475,309
Deferred income taxes and
other long-term liabilities (a)	120,167	89,978
Stockholders’ equity (a)	941,044	809,521

Total liabilities and stockholders’ equity	$2,040,236	$1,780,600

(a)	Amounts for 2005 have been adjusted to reflect the retrospective application of FAS 123R, which was adopted effective January 1, 2006. The retrospective application reduced deferred income taxes and increased stockholders’ equity by $4.0 million.